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                                                                    EXHIBIT 99.3


                 2002-2 AMENDMENT TO THE FLEMING COMPANIES, INC.
                         KEY EXECUTIVE PERFORMANCE PLAN


         The Fleming Companies, Inc. Key Executive Performance Plan, formerly known as the Fleming Companies, Inc. Key Executive Retention Plan (the "Plan"), is hereby amended as follows:

         The Plan is hereby amended by deleting Section 4.3 in its entirety and replacing it with the following:

             "4.3 Account Investment Alternatives.

                  (a) Company Deferred Awards. The amounts held in Participant's Account attributable to the unvested portion of the Company Deferred Award shall be credited as of the last day of each calendar quarter with interest calculated at a rate equal to the prime rate of interest plus 1% as published in the WALL STREET JOURNAL (Southwest Edition) in the Money Rate Section as of the beginning of each calendar quarter, and interest will continue to be allocated until the applicable Account has been paid in full.

                  (b) Participant Deferred Awards and Vested Company Deferred Awards. The Participant may make an election at any time to have the amounts held in his Account that are attributable to the Participant's Deferred Award or the vested Company Deferred Award deemed invested in either (i) an interest investment (as provided in (i) below) or (ii) a Company stock investment (as provided in (ii) below). Once a Participant makes an election to have all or a portion of his Deferred Award or vested Company Deferred Award invested in the Company Stock Alternative, the Participant cannot elect to transfer such amounts to the Interest Alternative described below.

                      (i) Interest Alternative. If a Participant makes an interest investment election, the Participant's Account shall be credited as of the last day of each calendar quarter with interest calculated at a rate equal to the prime rate of interest plus 1% as published in the WALL STREET JOURNAL (Southwest Edition) in the Money Rate Section as of the beginning of each calendar quarter, and such interest earnings will continue to be allocated until the applicable Account has been paid in full.

                      (ii) Company Stock Alternative. If a Participant makes a Company stock investment election, the Company shall transfer to a trustee of a grantor trust established by the Company (the "Trust") cash equal to the amount of such election. The trustee of the Trust shall have the right to purchase shares of Company common stock on the open market at the discretion of the trustee. In the event the trustee declines to purchase Company common stock, Participant's deferrals shall be deemed automatically invested in the Interest Alternative. A separate recordkeeping account will be established in the Trust for the benefit of the Participant. During the period that these shares are held by the trustee, any


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         cash dividends paid with respect to such shares shall be credited to the Participant's Account. Such shares shall continue to be held by the trustee until the applicable payment date as provided in Article V of this Plan, and any future appreciation or depreciation with respect to the shares as well as any distributions that are made with respect to such shares shall be allocated on a reasonable and consistent basis to such Account. The value of the Company stock held in the Account shall be determined on a quarterly basis. Distributions from the Trust will only be made in accordance with Article V of this Plan. It is intended by the Company that distributions from the Trust will be made in shares of Company stock represented by the Participant's beneficial interest in the Trust equal to his Account. While shares of the Participant's Company stock are held in the Trust, the Participant shall neither have the right to vote such shares (but such shares will be voted by the trustee), nor will the Participant have any other incidence of ownership or rights as a shareholder with respect to such shares held in the Trust."

         Except as otherwise provided in this 2002-2 Amendment to The Fleming Companies, Inc. Key Executive Performance Plan (the "Amendment"), the Plan is hereby ratified and confirmed in all respects. This Amendment is adopted and effective this 11th day of November, 2002.

                                            FLEMING COMPANIES, INC., an Oklahoma
                                            corporation




                                            By:  /s/ SCOTT M. NORTHCUTT
                                               ---------------------------------
                                               Scott M. Northcutt, Executive
                                               Vice President - Human Resources


ATTEST:



/s/ CARLOS M. HERNANDEZ
------------------------------------------
Carlos M. Hernandez, Senior Vice
President, General Counsel and Secretary


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